AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment to Employment Agreement (this “Amendment”) is entered into this 10th day of March 2008, by and between Bristow Group Inc. (the “Company”), and Perry L. Elders, an individual (the “Executive”).  The Company and the Executive are sometimes hereinafter each referred to as a “Party” and collectively as the “Parties”.

WHEREAS, the Parties entered into that certain Employment Agreement (the “Agreement”) on February 16, 2006, setting forth the terms under which the Company would employ the Executive; and

WHEREAS, the Parties desire to amend the Agreement in writing as provided under Section 9(a) of the Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, the Parties agree as follows:

1. Amendment of the Agreement.

The Parties agree to modify and amend the Agreement as follows:

1.1 The last sentence of Section 2(b) of the Agreement is hereby amended to read as follows:

“Each such Annual Bonus shall be paid following the end of the fiscal year for which the Annual Bonus is awarded and no later than two and one-half months after the end of the fiscal year for which awarded unless the Executive shall elect to defer the receipt of such Annual Bonus under and in accordance with the Company’s deferred compensation plan.”

1.2 The first clause of Section 4(a)(i) is hereby amended to read as follows:

“The Company shall pay to the Executive in a lump sum in cash, at the time provided in Section 4(d), the aggregate of the following amounts:”

1.3 A new Section 4(d) shall be added at the end of Section 4 to read as follows:

“(d)  Time and Form of Payment.  Payment of the lump sum payment described in Section 4(a)(i) and of the Accrued Amounts under Sections 4(b) and 4(c) shall be made in a lump sum in cash within 30 days after the Date of Termination, provided that with respect to termination of employment for reasons other than death, the payment at such time can be characterized as a ‘short-term deferral’ for purposes of Code Section 409A or as otherwise exempt from the provisions of Code Section 409A, or if any portion of the payment cannot be so characterized, and the Executive is a ‘specified employee’ under Code Section 409A, such portion of the payment shall be delayed until the earlier to occur of the Executive’s death or the date that is six months and one day following the Executive’s termination of employment.”

1.4 The third sentence of Section 9(a) of the Agreement is hereby amended and a new sentence is added immediately thereafter to read as follows:

“In the event of a Delaware Proceeding, the Company shall pay all of the Executive’s reasonable travel expenses incurred by him for the Executive’s travel between the Executive’s principal residence and/or principal place of business at such time and Delaware in connection with such Delaware Proceeding, provided that such travel expenses are incurred during the course of the Delaware Proceeding.  Payment or reimbursement of such travel expenses shall be made promptly and in no event later than December 31 of the year following the year in which such expenses were incurred, and the amount of such travel expenses eligible for payment or reimbursement in any year shall not affect the amount of such expenses eligible for payment or reimbursement in any other year.”

1.5 The second sentence of Section 9(g) of the Agreement is hereby amended and a new sentence is added immediately thereafter to read as follows:

“In the event that the validity of this Agreement is challenged (other than by the Executive or the Executive’s representatives), the Executive’s reasonable expenses incurred therewith during the course of such challenge shall be reimbursed by the Company.  Reimbursement of such expenses shall be made promptly and in no event later than December 31 of the year following the year in which such expenses were incurred, and the amount of such expenses eligible for reimbursement in any year shall not affect the amount of such expenses eligible for reimbursement in any other year.”

1.6 Section 9(l) shall be amended to read as follows:

“(l) Section 409A Compliance.  If any compensation or benefits provided by this Agreement may result in the application of Section 409A of the Code, the Company shall, in consultation with the Executive, modify the Agreement in the least restrictive manner necessary in an effort to exclude such compensation from the definition of ‘deferred compensation’ within the meaning of such Section 409A or in an effort to comply with the provisions of Section 409A, other applicable provision(s) of the Code and/or any rules, regulations or other regulatory guidance issued under such statutory provisions, without any diminution in the value of the payments or benefits to the Executive and, in the case of health and medical benefits, without any lapse in coverage.  The Parties intend that this Agreement and the benefits provided hereunder be interpreted and construed to comply with Code Section 409A to the extent applicable thereto. Notwithstanding the foregoing, the Company shall not be required to assume any increased economic burden.”

1.7 Section 10(a)(i)(4) of the Agreement is hereby amended to read as follows:

“(4) any accrued but unused vacation allowances for the year in which the Date of Termination occurs, and”

1.8 Section 10(a)(ii)(4) of the Agreement is hereby amended to read as follows:

“(4) any accrued vacation pay to the extent not theretofore paid, and”

1.9 Section 10(aa)(i) of the Agreement is hereby amended to read as follows:

“(i) a material failure by the Company to comply with any of the material provisions regarding the Executive’s position and duties set forth in Section 1 hereof or the Executive’s compensation and benefits set forth in Section 2 hereof, other than (A) an isolated, insubstantial or inadvertent failure not occurring in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive, or (B) to the extent necessary to avoid the imposition of any additional tax under Code Section 409A,”

2. Capitalized terms used but not defined in this Amendment shall have the meanings ascribed to such terms in the Agreement.

3. This Amendment, which may be executed in one or more counterparts, is executed as and shall constitute an amendment to the Agreement and shall be construed in connection with and as a part of the Agreement.  Except as amended by this Amendment, all the terms and provisions of the Agreement shall remain in full force and effect.

4. This Amendment embodies the entire agreement and understanding between the Parties related to the subject matter hereof and supersedes and replaces any other agreement or understanding between the Parties regarding the subject matter of this Amendment, whether written or oral, prior to this Amendment.  This Amendment may not be modified, amended, varied or supplemented except by an instrument in writing signed by the Company and the Executive.

5. This Amendment shall be interpreted and enforced in accordance with the laws of the State of Delaware, without regard to any conflict of laws rule or provision.

IN WITNESS WHEREOF, each Party has executed this Amendment effective as of the date first written above.

BRISTOW GROUP INC.

By:	/s/ William E. Chiles
Name:	William E. Chiles
Title	President and Chief Executive Officer

/s/Perry L. Elders
Perry L. Elders